Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

TO SUSPEND EARTH EXPANSION OF MOHEGAN SUN

Uncasville, Connecticut, September 22, 2008 – The Mohegan Tribal Gaming Authority announced today its plans to delay a major capital spending component in its Project Horizon expansion of the Mohegan Sun gaming and entertainment complex as a result of the ongoing economic recession affecting the regional gaming markets. The Authority will suspend the Earth Expansion component and the adjacent parking garage and will reevaluate the feasibility of such components in approximately 12 months.

“Given increasing uncertainty in the regional and national economy, we have decided that the most prudent course of action for the Authority at this time is to suspend work on the Earth Expansion, which will strengthen our balance sheet,” said Mitchell Grossinger Etess, President and CEO of the Authority. “We continue to believe in the long-term prospects of our business and the Northeast gaming market and expect to resume development at Mohegan Sun when market conditions improve over a sustained period.”

The total project budget for the Earth Expansion and the parking garage components, the remaining components of Project Horizon, was approximately $734.0 million.

Mr. Etess also said, “While we anticipate incurring some modest lease and contract termination expenses, the vast majority of the approximately $80.0 million to be invested in the Earth Expansion and the parking garage components of Project Horizon is for valuable improvements to our existing site and facilities that will benefit our business in the future.”

Revised cost estimates for Project Horizon are now currently estimated to be $271.0 million, including the previous investment in the Earth Expansion. The breakdown is as follows:

Sunrise Square	$17.0 million
Casino of the Wind	$116.0 million
Property Infrastructure	$58.0 million
Earth Expansion	$75.0 million
Parking Garage	$5.0 million

As of June 30, 2008, costs incurred for Project Horizon, excluding capitalized interest, totaled $156.9 million. Remaining project costs are estimated to total $114.1 million and are anticipated to be incurred as follows: fourth quarter of fiscal 2008, $71.1 million and fiscal year 2009, $43.0 million.

The Authority has commenced discussions with Bank of America, N.A., as the administrative agent, and certain of its other lenders under its bank credit facility regarding amendments to its existing covenants relating to the scope and completion of Project Horizon.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several OTW facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, Casino of the Wind, Sunrise Square, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. The Casino of the Wind opened to the public on August 29, 2008, with 64,000 square feet of additional gaming space. Mohegan Sun at Pocono Downs recently completed Project Sunrise, a Phase II gaming and entertainment facility adjacent to the Phase I gaming facility, which opened to the public on July 17, 2008. The combined facility now includes approximately 2,500 slot machines, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

CONTACTS:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-7410

Jeffrey E. Hartmann

Chief Operating Officer

Mohegan Tribal Gaming Authority

(860) 862-7171

Leo M. Chupaska

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-6106